                                                                     Exhibit 4.2

                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT is dated and entered into as of June 22, 2001 (the "Effective Date") by and between PILOT THERAPEUTICS, INC., a North Carolina corporation ("Borrower"), and PHARMABIO DEVELOPMENT INC., a North Carolina corporation ("Lender").

         WHEREAS, Borrower and Lender are parties to an Investment and Royalty Agreement (the "Investment Agreement"), dated as of the same date hereof;

         WHEREAS, in connection with the Investment Agreement, Lender is willing to extend certain credit facilities to Borrower, subject to and upon the terms and conditions of this Agreement; and

         WHEREAS, Borrower and Innovex LP, an Affiliate of Lender, are parties to a Commercialization Agreement (the "Commercialization Agreement"), dated as of the date hereof;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         1.01 Definitions. Capitalized terms used but not defined in the text of this Agreement shall have the meanings ascribed to them on Exhibit A attached hereto and incorporated herein by reference.


                                   ARTICLE II
                            AMOUNT AND TERMS OF LOAN

         2.01 Advances.

                  (a) Subject to and upon the terms and conditions set forth herein, Lender agrees, at any time and from time to time from the date of this Agreement to and including June 22, 2004 (as extended pursuant to Section 2.07, the "Maturity Date"), to make advances (each an "Advance" and collectively the "Advances") to Borrower at such times and in such amounts as Borrower shall request pursuant to this Agreement, up to an aggregate principal amount of Two Million Dollars ($2,000,000) (as adjusted in accordance with Sections 2.01(b) and (c), the "Commitment") in lawful money of the United States of America in immediately available funds; the entire initial amount of the Commitment shall be disbursed to Borrower concurrently with the execution of this Agreement.

                  (b) If the "Pre-Launch Sales Forecast" prepared by the "JMC" as provided in Section 3.3 of the Investment Agreement projects that annual peak sales will be at least Seventy Million Dollars ($70,000,000) for any "Annual Period" in the "Royalty Term" (all such terms as defined in the Investment Agreement), then the Commitment shall be increased to Four Million Dollars ($4,000,000) in the aggregate.

                  (c) If (i) the "Pre-Launch Sales Forecast" prepared by the "JMC" as provided in Section 3.3 of the Investment Agreement projects that annual peak sales will be at least Seventy Million Dollars ($70,000,000) for any "Annual Period" in the "Royalty Term" (all such terms as defined in the Investment Agreement), and (ii) a Qualified Financing (as defined below) has occurred, then the Commitment shall be increased to Six Million Dollars ($6,000,000) in the aggregate.

                  (d) Borrower may use the Commitment, as in effect from time to time, on a revolving basis by borrowing, repaying the Advances in whole or in part, and reborrowing, all in accordance with the terms and conditions of this Agreement; provided that the aggregate amount of the Advances at any time shall not exceed the Commitment as in effect at such time. It is the intention of the parties that the aggregate outstanding principal amount of the Advances not be greater than the Commitment, as in effect from time to time. If at any time, the aggregate outstanding principal amount of the Advances exceeds the Commitment, Borrower shall promptly pay to Lender in cash the amount of such excess.

                  (e) Each Advance shall be a principal amount of a loan, evidenced by the Note (as defined in Section 2.05).

                  (f) Notwithstanding anything to the contrary in this Agreement, in the event a Change of Control occurs, Lender may elect to terminate any obligation hereunder to make any additional Advances by giving written notice to Pilot upon the earlier of (i) the date on which the Change of Control occurs or (ii) within ten (10) business days after Lender receives written notice that the Change of Control has or is expected to occur. If Lender makes such election, (x) Borrower shall not request any additional Advances and
(y) Lender's purchase rights under Section 2.07(b) shall be adjusted such that the maximum dollar amount that it may convert or purchase pursuant to Section
2.07 shall equal the aggregate amount of Advances made at any time on or prior to the date of Lender's election, plus interest and fees accrued thereon, not to exceed $6,000,000.

         2.02 Use of Proceeds. The Advances shall be used solely for working capital and general corporate purposes.

         2.03 Notices of Advances; Disbursement of Funds.

                  (a) Whenever Borrower desires to obtain an Advance, Borrower shall give to Lender a written notice of the requested Advance, signed by an officer of Borrower (each a "Notice of Advance"), and received no later than 3:00 p.m. Eastern Time three (3) Business Days before the day on which Borrower desires the Advance to be made. The Notice of Advance shall specify: (i) the aggregate principal amount of the Advance to be made; (ii) the date on which Borrower desires the Advance to be made, which date shall be a Business Day; and (iii) an account of Borrower to which the Advance shall be directed and wire transfer instructions. In any event, the giving of each Notice of Advance shall constitute a representation and warranty by Borrower to Lender that the conditions precedent set forth in Section 3.02 have been satisfied.

                  (b) Whenever Borrower desires to obtain an Advance, Lender shall make available to Borrower, at an account of Borrower specified to Lender by an officer of Borrower, no later than 2:00 p.m. Eastern Time on the date specified in the Notice of Advance for such Advance, the aggregate amount of such requested Advance. Each Notice of Advance requesting an Advance shall be irrevocable when sent by Borrower, unless otherwise agreed by Lender.

                  (c) The amount of each Advance shall not be less than $250,000.

         2.04 Advances Made. On the date specified in each Notice of Advance, an Advance shall be made under the Note in accordance with Section 2.03(b).

         2.05 Note. Borrower's obligation to pay the principal of, and interest on, the Advances made by Lender shall be evidenced by a single promissory note (the "Note") duly executed and delivered by Borrower in the form of Exhibit B attached hereto. All Advances made by Lender to Borrower, and all payments in respect thereof (and all reborrowings thereof, if any), shall be recorded by Lender and shall be endorsed on the grid attached to the Note. Failure to make any such notation shall not affect Borrower's obligations in respect of such Advances unless such failure is willful. Borrower shall have fifteen (15) days after receipt from time to time of the updated grid attached to the Note to object to any record of notation made by Lender thereon and, in such case, such grid shall not be presumed accurate until Borrower and Lender so agree.

         2.06 Repayment; Interest; Fees.

                  (a) Borrower shall pay the aggregate outstanding principal balance of, and all accrued interest on, all Advances on or before the Maturity Date. Borrower may prepay any Advance or any accrued interest on Advances at any time and from time to time prior to the Maturity Date without penalty and without consent of Lender, on the following terms and conditions: (i) Borrower shall give Lender at least three (3) Business Days' prior notice of its intent to prepay and the amount of the prepayment and (ii) each prepayment shall not be less than $250,000.

                  (b) Borrower agrees to pay interest in respect of the unpaid principal amount of each Advance from the date the proceeds are received by, and made available to, Borrower until repaid. Interest on the outstanding principal amount of each Advance shall accrue and be payable at a rate per annum equal to the greater of (i) ten percent (10%) or (ii) two and one-half percent (2.5%) in excess of the Prime Rate in effect from time to time (the "Base Rate"), or, if less, the maximum rate permitted by law. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

                  (c) Accrued interest shall be due and payable (i) in respect of each Advance, quarterly in arrears on the last Business Day of each calendar quarter (each, an "Interest Payment Date"), and (ii) upon any payment of principal, on the amount paid. Notwithstanding the foregoing, Borrower may elect on a quarterly basis, by written notice to the Lender at least three (3) Business Days prior to the due date of such interest, to defer the repayment of accrued interest. Any such amount of deferred interest shall be deemed an Advance pursuant to Section 2.01, shall be recorded on the Note in accordance with Section 2.05, and shall accrue interest in accordance with this Section 2.06.

                  (d) Borrower agrees to pay to Lender commitment fees as follows:

                           (i) $20,000, payable on the first anniversary of the
date of this Agreement;

                           (ii) $20,000, payable on the first anniversary of the
date on which the Commitment is increased from $2,000,000 to $4,000,000 (if applicable) as described in Section 2.01 above; and

                           (iii) $20,000, payable on the first anniversary of
the date on which the Commitment is increased from $4,000,000 to $6,000,000 (if applicable) as described in Section 2.01 above.

         The date on which any of the amounts set forth in this Section 2.06(d) is due is hereinafter referred to as a "Commitment Fee Payment Date."

                  (e) The outstanding principal amount of an Advance or any accrued interest amounts thereon or any commitment fees that are not paid when due shall accrue interest (after any applicable cure period) on a daily basis at the lesser of (i) three percent (3%) in excess of the Base Rate, or (ii) the maximum rate permitted by law, such accrual beginning on the date payment is due and continuing until the date payment is made in full. Except as provided in this Section 2.06(e), and except as provided in Section 2.06(c) regarding deferred interest, no accrued interest shall bear or accrue interest.

                  (f) All payments of principal, interest and fees described above shall be made to Lender in lawful money of the United States of America in immediately available funds.

         2.07 Conversion and Purchase Rights.

                  (a) At any time and from time to time on or before the Maturity Date, Lender shall have the right and option to convert, in whole or in part (i) upon written notice from Lender to Borrower at least ten (10) days prior to the applicable Interest Payment Date or Commitment Fee Payment Date, as the case may be, the accrued interest (including deferred interest) on the Advances under the Note and the commitment fees referred to in Section 2.06, into shares of common stock of Borrower ("Common Stock"); and (ii) upon written notice from Lender to Borrower on or before the Maturity Date, the outstanding principal amount of any Advances; provided in the case of clause (ii), that if Lender does not give the notice at least sixty (60) days prior to the Maturity Date, then (A) the Maturity Date shall be extended by sixty (60) days, less the number of days prior to the Maturity Date that Lender gives Borrower written notice that Lender will not be converting, and (B) no further interest shall accrue pursuant to this Agreement or the Note for the period beginning on the original Maturity Date (i.e., without giving effect to the foregoing extension) and ending on the new Maturity Date (i.e., as extended). The number of shares of Common Stock into which such interest, fees or principal may be converted shall be equal to the aggregate amount being converted, divided by the Conversion Price (as determined pursuant to this Section 2.07).

                  (b) On or before the Maturity Date, Lender shall have the right and option to purchase up to an aggregate number of shares of Common Stock equal to: the positive excess, if any, of (i) the aggregate dollar amount of the Commitment at such time (regardless, except as set forth in Section 2.01(f), of whether there are any outstanding Advances) over (ii) the aggregate principal amount theretofore converted or thereafter convertible pursuant to Section 2.07(a) above, divided by the Conversion Price; such purchase to be consummated on a mutually acceptable date within thirty (30) days after the Maturity Date. In connection with such purchase, Lender agrees to deliver to Borrower customary investor representations and warranties including to the effect that Lender is an "accredited investor" as defined under Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The maximum dollar amount that may be converted or purchased pursuant to this Section 2.07 shall be Six Million Dollars ($6,000,000) in the aggregate, subject to adjustment pursuant to Section 2.01(f)(y).

                  (c) "Conversion Price" shall be determined as follows:

                           (i) If a Threshold Transaction (as defined in this
Section 2.07) occurs on or before December 31, 2001, then the "Conversion Price" shall be:

                                    (x) $5.00 per share with respect to any
                  amount being converted pursuant to Section 2.07(a) or any amount being purchased pursuant to Section 2.07(b), up to an aggregate amount equal to $3,000,000; and

                                    (y) with respect to any amount being so
                  converted or purchased in excess of the amount described in clause (x) above, 70% of (A) the purchase price per share in a Qualified Financing (as defined in this Section 2.07) or (B) the value of the shares of stock or other securities or property (including cash) attributable in a Qualified Acquisition (as defined in this Section 2.07) to, or received or to be received in a Qualified Acquisition in respect of, one (1) share of Common Stock; provided that the Conversion Price pursuant to Section 2.07(c)(i)(y) shall not be less than the highest conversion price of Borrower's preferred stock under its Amended and Restated Articles of Incorporation, as may be amended and in effect from time to time (the "Borrower Articles"), unless, at any time after the date of this Agreement, Borrower has issued (or, contemporaneously with a conversion or purchase by Lender hereunder, Borrower issues) any shares of capital stock at a purchase price below the highest conversion price of Borrower's preferred stock under the Borrower Articles triggering an unwaived conversion price adjustment for any series of Borrower's preferred stock. Notwithstanding the foregoing proviso, in the event that the Borrower Articles are amended after the date hereof, Borrower will use reasonable commercial efforts to exclude the conversion and purchase features herein from the anti-dilution provisions of the Borrower Articles and, if so excluded, then such proviso shall not be applicable.

                           (ii) If a Threshold Transaction does not occur on or
before December 31, 2001, the "Conversion Price" shall be $3.83.

                           (iii) In the event of an Acquisition Transaction, the
unexercised conversion and purchase rights of Lender hereunder shall survive such Acquisition Transaction (including with respect to the Commitment and Advances, and interest and fees related thereto, which are assigned or made available to such Acquiring Person) and shall become conversion and purchase rights with respect to the common stock of the Acquiring Person (which shall be thereafter deemed "Common Stock" hereunder). In such event and notwithstanding
Section 2.07(c)(i)(y)(B), Lender and Borrower shall execute an amendment to this
Section 2.07 effective as of the closing of such Acquisition Transaction, which shall establish a new Conversion Price applicable to the common stock of the Acquiring Person (the "New Conversion Price") and which shall make any other changes to this Section 2.07 reasonably necessary to reflect and address the terms of this Section 2.07(c)(iii). Borrower and Lender agree that such amendment and the New Conversion Price are intended to afford Lender the benefits of Section 2.07(c)(i) with respect to the common stock of the Acquiring Person, taking into account (A) the number of shares of Borrower Common Stock which Lender would have been able to obtain by conversion or purchase immediately prior to the closing of such Acquisition Transaction and (B) the Conversion Price at such time after giving effect to the Acquisition Transaction. In the event that, after diligent, good faith efforts, Borrower and Lender are not able to agree on a New Conversion Price, the New Conversion Price shall be resolved and established pursuant to the provisions of Section 13 of the Investment Agreement (regarding Dispute Resolution).

                           (iv) If Borrower (or Acquiring Person) at any time
shall subdivide or combine its Common Stock, effect a recapitalization or reclassification of its Common Stock, or effect or engage in any similar event or transaction (other than as provided for in clause (iii) above), then the Conversion Price shall be proportionately adjusted to account therefor.

                           (v) Except as provided for in clause (iii) above, if
the Common Stock shall be changed into, or exchanged for, the same or a different number of shares of any other class or classes of stock, whether by reorganization, reclassification or otherwise, including in connection with any merger, share exchange, business combination or other similar transaction, or the sale of all or substantially all of the assets of Borrower (other than as provided for in clause (iii) above), then concurrently with the effectiveness of such event, the conversion and purchase provisions of this Section 2.07 shall be proportionately adjusted so that Lender shall have the right to convert into, or purchase, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to conversion or purchase by Lender immediately before such event.

                           (vi) Borrower will not, by amendment of the Borrower
Articles or through any reorganization, recapitalization, merger, consolidation, transfer of assets, dissolution, issue or sale of securities, or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Section 2.07, but will at all times in good faith assist in carrying out all the provisions of this Section 2.07 and in taking all such action as be necessary or appropriate in order to protect the rights of Lender against impairment.

                           (vii) "Threshold Transaction" shall mean the first to
occur of (x) the closing after the date of this Agreement of the sale by Borrower (or an Acquiring Person) of shares of its capital stock for an aggregate purchase price of $10,000,000 to one or more to venture capital, institutional, corporate or other accredited investors (so long as accredited investors who are individuals account for less that 50% of such purchase price) in a single transaction or a series of related transactions (a "Qualified Financing") or (y) a merger, consolidation, share exchange, business combination, reorganization or other similar transaction involving Borrower, or the sale or other transfer of all or substantially all of the assets of Borrower, in each case unless the shareholders of Borrower immediately prior to such transaction hold greater than fifty percent (50%) of the combined voting power of the outstanding securities of the surviving, continuing or acquiring entity in such transaction (a "Qualified Acquisition"). The determination of "combined voting power" shall be based on the aggregate number of votes that are attributable to outstanding securities entitled to vote in the election of directors, general partners, managers or persons performing analogous functions to directors of the entity in question, without regard to contractual arrangements that establish a management structure or that vest the right to designate directors in certain parties.

                  (d) Borrower shall, as soon as reasonably practicable after the valid exercise of Lender's rights by Lender under this Section 2.07 and the satisfaction of all conditions to such exercise of rights, issue and deliver to Lender a certificate or certificates for the number of shares of Common Stock to which Lender is entitled upon conversion or purchase pursuant to this Section
2.07 (including, without limitation, delivery of the purchase price in the event of a purchase).

                  (e) Borrower shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion or purchase pursuant to Sections 2.07(a) or 2.07(b), such number of its shares of Common Stock as shall from time to time be sufficient to effect such conversion or purchase; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect such conversion, in addition to such other remedies as shall be available to Lender, Borrower shall use its best efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                  (f) Lender shall have the registration rights and benefits afforded to "Registration Rights Holders" in respect of "Registrable Securities" under Section 1.4 (regarding certain "piggy-back" registration rights) of the Amended and Restated Investor Rights Agreement dated as of February 28, 2001 among Borrower and certain holders of its capital stock (including any continuation, successor, replacement, restatement or reconstitution thereof, the "Rights Agreement") in respect of all shares of Common Stock of Borrower acquired by Lender pursuant to this Agreement; provided that Lender (i) complies with all of the obligations required to be complied with by "Registration Rights Holders" under the Rights Agreement in respect of such rights and benefits, (ii) hereby acknowledges that its right to include shares of Common Stock in a registration shall be limited to the extent that the inclusion of such securities will not diminish the amount of "Registrable Securities" (as defined therein) which may be included in such registration in accordance with Section
1.10 of the Rights Agreement (or any substantially similar provision of a continued, successor, replacement, restated or reconstituted Rights Agreement) and (iii) hereby agrees to be bound by the terms of Section 1.13 of the Rights Agreement (or any substantially similar provision of a continued, successor, replacement, restated or reconstituted Rights Agreement).

                  (g) With a view to making available the benefits of certain rules and regulations of the Securities and Exchange Commission (the "Commission") that may permit the sale of the shares of Common Stock acquired hereunder to the public without registration, Borrower agrees to use its best efforts to:

                           (i) make and keep public information regarding
Borrower available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after 90 days following the effective date of the first registration under the Securities Act filed by Borrower for an offering of its securities to the general public;

                           (ii) file with the Commission in a timely manner all
reports and other documents required of Borrower under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

                           (iii) so long as Lender owns any shares, furnish to
Lender forthwith upon written request as to Borrower's compliance with the reporting requirements of Rule 144 (at any time from and after 90 days following the effective date of the first registration statement filed by Borrower for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of Borrower.


                                   ARTICLE III
                              CONDITIONS PRECEDENT

         3.01 Initial Conditions Precedent to Lender's Obligations. The obligation of Lender to perform its obligations under this Agreement is subject to the conditions precedent that Lender shall have received from Borrower each of the following executed documents on the date of this Agreement:

                  (a) The Note in the form of Exhibit B attached hereto;

                  (b) The Security Agreement in the form of Exhibit C attached hereto (the "Security Agreement"), pursuant to which Borrower will grant to Lender a security interest in the Collateral as security for the Note and the other obligations of Borrower under this Agreement; and acknowledgement copies of proper financing statements (e.g., Form UCC-1) duly filed pursuant to the Uniform Commercial Code in the offices of the Secretary of State of North Carolina and Forsyth County, North Carolina;

                  (c) Copies of (i) resolutions of the Board of Directors of Borrower approving this Agreement, the Note, and the Security Agreement and any other documents required or necessary to consummate the transactions contemplated in this Loan Agreement (collectively, the "Loan Documents"), the Investment Agreement and the Commercialization Agreement, (ii) the Borrower Articles, and (iii) the Amended and Restated Bylaws of Borrower, in each case certified by an appropriate officer of Borrower;

                  (d) A certificate of the appropriate officers of Borrower certifying (i) the names and true signatures of the officers of Borrower authorized to sign the Loan Documents, the Investment Agreement and the Commercialization Agreement, (ii) that the representations and warranties contained in Article IV of this Agreement are true and correct as of the date hereof, and (iii) that no event has occurred and is continuing, which constitutes an Event of Default (as defined in Section 7.01 hereof) or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

                  (e) A legal opinion of Womble Carlyle Sandridge & Rice PLLC, counsel for Borrower, regarding the Loan Documents and the transactions contemplated thereby in the form of Exhibit D attached hereto.

         3.02 Conditions Precedent to All Advances. The obligation of Lender to make each Advance shall be subject to the further conditions precedent that, on the date of such Advance:

                  (a) The representations and warranties contained in Sections 4.05, 4.07, 4.08, 4.11 and 4.12 of this Agreement are true and correct on and as of the date of such Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date;

                  (b) No event has occurred and is continuing, or would result from such Advance or from the application of the proceeds therefrom, which constitutes an Event of Default, or would constitute an Event of Default but for the requirement that notice be given or time elapse or both or that obligations of Borrower under the Loan Documents be outstanding as required in Section 7.01; and

                  (c) All accrued interest or commitment fees under this Agreement which are due and payable at such time shall have been paid in full (subject to any interest deferral rights of Borrower hereunder).

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                   OF BORROWER

         Borrower represents and warrants to Lender as follows:

         4.01 Corporate Status; Subsidiaries. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina, and has all requisite corporate power and authority to own and use its properties and assets and to transact the business in which it is currently engaged. The only subsidiaries of the Company are Pilot Pharmaceuticals Corporation and Pilot Nutraceuticals Corporation, each of which is wholly owned and neither of which has engaged in any business operations.

         4.02 Corporate Power and Authority. The execution and delivery by Borrower of the Loan Documents, the Investment Agreement and the Commercialization Agreement, the performance of the terms and obligations therein, and the issuance, sale and delivery of the Common Stock issuable pursuant to Section 2.07 are each within Borrower's corporate powers and have been duly authorized by all necessary corporate action on the part of Borrower. The Loan Documents, the Investment Agreement and the Commercialization Agreement constitute valid and legally binding obligations of Borrower enforceable against Borrower in accordance with their terms.

         4.03 Approvals and Consents. No authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body, or any other party, is required or necessary for the valid execution, delivery and performance by Borrower of the Loan Documents, the Investment Agreement or the Commercialization Agreement, where the failure to obtain any such authorization, consent, approval or other action or the failure to so notify or file, would have a material adverse effect on Borrower.

         4.04 Capitalization. (a) The authorized capital of Borrower consists of:

                           (i) 2,556,580 shares of Preferred Stock, of which (A)
750,000 shares have been designated Series A Preferred Stock, all of which are issued and outstanding as of the date of this Agreement, (B) 1,566,580 have been designated Series B Preferred Stock, of which 934,419 shares are issued and outstanding as of the date of this Agreement, and (C) 250,000 are undesignated, none of which are outstanding as of the date of this Agreement; and

                           (ii) 10,000,000 shares of Common Stock, of which
2,018,785 shares are issued and outstanding as of the date of this Agreement.

                  (b) Except (i) for the conversion privileges of the Preferred Stock, (ii) for outstanding stock options and warrants as of the date hereof,
(iii) as provided in the Borrower Articles and Borrower's Amended and Restated Investor Rights Agreement, in each case as may be amended from time to time, and
(iv) for a conditional option that may be granted to Century Capital Associates, LLC as provided in its agreement with Borrower dated March 8, 2000 to purchase an aggregate of 15,000 shares of Common Stock, there are no outstanding options, warrants, rights, or agreements of any kind for the purchase or acquisition from Borrower of any of its securities as of the date of this Agreement.

         4.05 No Violation. Neither the execution or delivery by Borrower of the Loan Documents, the Investment Agreement and the Commercialization Agreement, nor the performance of their respective terms and obligations, will (i) violate Borrower's charter or bylaws, (ii) constitute a breach or default under any agreement or instrument to which Borrower is a party or by which Borrower is bound, which breach or default would have a material adverse effect on Borrower,
(iii) violate any applicable law, rule or regulation, which violation would have a material adverse effect on Borrower, or (iv) violate any order, writ, injunction, decree or judgment of any court or governmental authority applicable to or binding on Borrower, which violation would have a material adverse effect on Borrower.

         4.06 Financial Statements; Budget and Projections.

                  (a) Borrower has delivered to Lender a draft of its Financial Statements (balance sheet and profit and loss statement, statement of shareholder's equity and statement of cash flows including notes thereto) at December 31, 2000 and for the fiscal year then ended and its unaudited Financial Statements (balance sheet and profit and loss statement) as at, and for the four month period ended, April 30, 2001 (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that they may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present the financial condition and operating results of Borrower as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes. Except to set forth in the Financial Statements, the Borrower has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the most recent Financial Statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of Borrower. Since the date of the most recent Financial Statements, there has been no material adverse change of Borrower. Borrower maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles. Promptly upon Borrower obtaining its audited financial statements for the year ended December 31, 2000, Borrower will deliver such financial statements to Lender.

                  (b) Borrower has furnished Lender with a summary of Borrower's financial budget and financial projections for its fiscal year ending December 31, 2001. Such financial budget and financial projections are reasonable and consistent with Borrower's current and historical performance and its Financial Statements. Borrower has furnished to Lender all projections, estimates, forecasts and similar materials prepared by Borrower or its advisors regarding the Product.

         4.07 Litigation. There is no pending, or to Borrower's knowledge threatened, action, suit, proceeding, arbitration, or investigation before any court, governmental agency, instrumentality or arbitrator, which, if determined adversely to Borrower or its subsidiaries, could reasonably be expected to have a material adverse effect on Borrower and its subsidiaries or which purports to affect the legality, validity or enforceability of the Loan Documents, the Commercialization Agreement or the Investment Agreement.

         4.08 Valid Issuance. Upon Borrower's issuance of any and all shares of Common Stock pursuant to Section 2.07, such shares of Common Stock shall be duly authorized, validly issued, fully paid, non-assessable and free and clear of all Liens, except for restrictions imposed by the securities laws and except for liens created by Lender.

         4.09 Compliance with Laws, etc. Each of Borrower and its subsidiaries is in compliance with all applicable laws, rules, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, in respect of the conduct of its business and the ownership of its property, except where the failure to be in compliance would not have a material adverse effect on Borrower and its subsidiaries; provided, that no subsidiary of Borrower conducts business or owns property as of the date hereof.

         4.10 Tax Returns and Payments. Each of Borrower and its subsidiaries has, to Borrower's knowledge, filed all federal, state, local, foreign and other tax returns required to be filed by it and has paid all taxes and other assessments which have become due pursuant to such tax returns and all other taxes and assessments which have become due, except for those contested in good faith and for which adequate reserves have been established. Each of Borrower and its subsidiaries has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for all prior fiscal years and for the current fiscal year to the date hereof. No governmental authority has asserted a Lien or other claim against Borrower or any of its subsidiaries with respect to unpaid taxes which has not been discharged or resolved, which would have a material adverse effect on Borrower and its subsidiaries.

         4.11 Insurance. Each of Borrower and its subsidiaries maintains insurance on all of its properties with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by companies of comparable size engaged in a similar business; provided that no subsidiary of Borrower engages in business or maintains any insurance as of the date hereof.

         4.12 Intellectual Property.

         (a) Borrower owns or has a valid right to use, license or otherwise exploit, free and clear of all Liens, all Intellectual Property (i) necessary or used by Borrower to conduct its business in the manner in which it has been and is being conducted and in the manner in which its business is contemplated to be conducted by the Loan Documents, Commercialization Agreement and Investment Agreement and (ii) necessary to enable the Company or used by the Company to develop, commercialize, manufacture, market and sell, and obtain applicable regulatory or governmental approval, if any, with respect to, the Product (collectively,

"Company Intellectual Property"), except (i) that the Company has not yet secured a license with respect to the oral anti-acne drug (PLT 99511), (ii) that those patent and patent applications relating to CoA-IT inhibitors are jointly owned by Wake Forest University ("WFU") or Johns Hopkins University ("JHU") and SmithKline Beecham and the Company has licensed only the rights of WFU and JHU with respect thereto, and (iii) to the extent the patent rights of WFU or JHU are deemed to infringe upon the rights of a third party. Borrower licenses Company Intellectual Property pursuant to the License Agreement between Borrower and WFU dated December 11, 1998 and the License Agreement between Borrower and JHU dated May 5, 1999, in each case as may be amended from time to time.

         (b) Borrower has no knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, Borrower knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Intellectual Property invalid or unenforceable, or would adversely effect any pending application for any Company Intellectual Property, and Borrower has not misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any facts or circumstances in any application for any Company Intellectual Property that would constitute a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Intellectual Property. Borrower has no knowledge of any facts or circumstances related to the Company Intellectual Property that would prevent or adversely affect the successful development and commercialization of the Product.

         (c) Notwithstanding the exceptions in Section 4.12(a), to the knowledge of Borrower, the Company Intellectual Property and the products or devices that have been developed or manufactured by Borrower, and any apparatus or processes used by Borrower in the manufacture thereof, do not and will not infringe, misappropriate or make any unauthorized use of any Intellectual Property owned or used by any other party. Borrower has received no notice or other communication (in writing or otherwise) of any actual, alleged or potential infringement, misappropriation or unauthorized use of, any Intellectual Property owned or used by any other party. No Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement that restricts in any manner the use, transfer, licensing or enforceability thereof by Borrower. No event or circumstance has occurred which permits (or after notice or lapse of time or both would permit) the revocation or termination of any of the Company Intellectual Property. Borrower has no knowledge of any facts or circumstances that any other party has been or is infringing, misappropriating or making any unauthorized use of any Company Intellectual Property.

         4.13 Debt. As of the date of this Agreement, no Debt is outstanding for or owed by Borrower, except for Debt to leasing companies with respect to assets held by Borrower under capital leases.

         4.14 Liens. As of the date of this Agreement, no Lien exists upon or with respect to any of Borrower's properties or assets, except for Liens held by leasing companies with respect to assets held by Borrower under capital leases.

         4.15 Disclosure. Neither this Agreement nor any other agreements, written statements or certificates made or delivered by or on behalf of Borrower in connection herewith contain or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.


                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF LENDER

         Lender hereby represents and warrants to Borrower as follows:

         5.01 Corporate Status. Lender is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina, and has all requisite corporate power and authority to own and use its properties and assets and to transact the business in which it is currently engaged.

         5.02 Corporate Power and Authority. The execution and delivery by Lender of the Loan Documents, and the performance of the terms and obligations therein, are each within Lender's corporate powers, and each has been duly authorized by all necessary corporate action. The Loan Documents, when executed and delivered hereunder, will constitute valid and legally binding obligations of Lender enforceable against Lender in accordance with their terms.

         5.03 Approvals and Consents. No authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body, or any other party, is required or necessary for the valid execution, delivery and performance by Lender of the Loan Documents or the Investment Agreement where the failure to obtain any such authorization, consent, approval or other action or the failure to so notify or file, would have a material adverse effect on the benefit to be derived by Borrower under this Agreement.

         5.04 No Violation. Neither the execution or delivery by Lender of the Loan Documents or the Investment Agreement, nor the performance of their respective terms and obligations, will (i) violate Lender's charter or bylaws,
(ii) constitute a breach or default under any agreement or instrument to which Lender is a party or by which Lender is bound, which breach or default would have a material adverse effect on the benefit to be derived by Borrower under this Agreement, (iii) violate any applicable law, rule or regulation, which violation would have a material adverse effect on the benefit to be derived by Borrower under this Agreement, or (iv) violate any order, writ, injunction, decree or judgment of any court or governmental authority applicable to or binding on Lender, which violation would have a material adverse effect on the benefit to be derived by Borrower under this Agreement.

         5.05 Litigation. There is no pending, or to Lender's knowledge threatened, action, suit, proceeding, arbitration, or investigation before any court, governmental agency, instrumentality or arbitrator, which, if determined adversely to Lender, could reasonably be expected to have a material adverse effect on the benefit to be derived by Borrower under this Agreement or which purports to affect the legality, validity or enforceability of the Loan Documents, Commercialization Agreement or Investment Agreement.

         5.06 Accredited Investor. Lender is an "accredited investor" as defined in Rule 501(a) of Regulation D, as promulgated under the Securities Act of 1933, as amended, because it is a corporation not formed for the specific purpose of acquiring the Note or shares of Common Stock into which the Note is convertible or that are purchasable hereunder, with total assets in excess of $5,000,000.

         5.07 Disclosure. Neither this Agreement nor any other agreements, written statements or certificates made or delivered by or on behalf of Lender in connection herewith contain or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.


                                   ARTICLE VI
                              COVENANTS OF BORROWER

         So long as any or all of the Notes shall remain unpaid or Lender shall have any Commitment hereunder, Borrower shall comply with the following covenants:

         6.01 Compliance with Laws. Borrower shall comply, and cause each of its subsidiaries to comply, with all applicable laws, rules, regulations and orders, where the failure to so comply would have a material adverse effect on Borrower and its subsidiaries, such compliance to include without limitation paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith.

         6.02 Transfers of Assets. Except in connection with a permitted assignment of this Agreement under Section 8.06, Borrower shall not sell, convey, transfer, lease, license, assign or otherwise dispose of (whether in one transaction or in a series of transactions) (a) the Collateral, except to the extent permitted by the Security Agreement, or (b) Borrower's right, title and interest in and to the Covered Intellectual Property, in each case until such time as the Commitment has been terminated and all obligations of Borrower under the Loan Documents with respect to Advances or otherwise have been irrevocably paid and satisfied in full. Notwithstanding anything herein or in the Security Agreement to the contrary, Borrower may grant bona fide commercial licenses for the Covered Intellectual Property or the Company Intellectual Property in the ordinary course of Borrower's business on commercially reasonable terms.

         6.03 Debt. Borrower shall not create or allow to be created or exist, or permit any of its subsidiaries to create or allow to be created or exist, any Debt, except (a) Debt created in the ordinary course of Borrower's business and which does not exceed $500,000 in the aggregate, and (b) Borrower may create Debt which is junior and subordinate in right of payment to Borrower's obligations to Lender under the Loan Documents ("Junior Debt") so long as, prior to the creation of such Junior Debt, Lender has consented in writing to such Junior Debt and Lender and the holder of such Junior Debt have entered into a subordination agreement in form and substance satisfactory to the Lender providing for the subordination of the Junior Debt to the obligations of Borrower under the Loan Documents.

         6.04 Liens, Etc. Borrower shall not create or allow to be created or exist, or permit any of its subsidiaries to create or allow to be created or exist, any Lien upon or with respect to any of the Collateral or the Covered Intellectual Property until such time as the Commitment has been terminated and all obligations of Borrower under the Loan Documents with respect to Advances or otherwise have been irrevocably paid and satisfied in full, except (a) Liens with respect to capital leases described in Section 4.14, (b) additional Liens incurred in the ordinary course of Borrower's business and which secure Debt that does not exceed $500,000 in the aggregate, and (c) Borrower may create Liens securing indebtedness which is junior and subordinate in right of payment to Borrower's obligations to Lender under the Loan Documents ("Junior Liens") so long as, prior to the creation of such Junior Liens, Lender has consented in writing to such Junior Liens and Lender and the holder of such Junior Liens have entered into a subordination agreement in form and substance satisfactory to the Lender providing for the subordination of the indebtedness secured by the Junior Liens to the obligations of Borrower under the Loan Documents.

         6.05 Corporate Existence. Borrower will maintain and preserve in full force and effect its corporate existence.

         6.06 Financial Information. Borrower will provide to Lender:

                  (a) As soon as practicable after the end of each fiscal year of Borrower, and in any event within ninety (90) days thereafter, an audited consolidated balance sheet of the Borrower and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Borrower and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by independent public accountants of recognized national or regional standing selected by the Borrower; and

                  (b) As soon as practicable after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Borrower, and in any event within forty-five (45) days thereafter, an unaudited consolidated balance sheet of the Borrower and its subsidiaries, if any, as of the end of each such quarterly period, and consolidated statements of income and cash flows of the Borrower and its subsidiaries, if any, for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except for the absence of footnotes and customary year-end audit adjustments) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Borrower.

                  (c) Annually (and in any event promptly after adoption by the Board of Directors of Borrower) the financial plan of Borrower, in such manner and form as approved by the Board of Directors of Borrower, which financial plan shall include at least a projection of income and projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year; provided, that Lender acknowledges that such projections are not intended and shall not be deemed to guaranty the future operations of Borrower. Any material changes to such financial plan shall be delivered to Lender promptly after such changes have been approved by the Board of Directors of Borrower.

                  (d) In the event Borrower becomes a wholly owned subsidiary of a corporate parent, as a result of a corporate restructuring or otherwise, all references to Borrower under this 6.06 shall be deemed references to such corporate parent.

         6.07 Change of Control Notice. In the event that Borrower shall at any time propose or have knowledge of a proposed or actual Change of Control or Acquisition Transaction, Borrower will promptly notify Lender thereof in writing.


                                   ARTICLE VII
                                EVENTS OF DEFAULT

         7.01 Events of Default. At any time at which any obligations of the Borrower are outstanding under the Loan Documents with respect to any Advances, the occurrence of each of the following events shall be considered an event of default ("Event of Default"):

                  (a) Borrower shall fail to pay any principal of, or interest on, the Note within five (5) days after receipt of notice from Lender that the same has become due and payable;

                  (b) Any representation or warranty made by Borrower under or in connection with this Agreement shall prove to have been incorrect when made or deemed made and is not cured within thirty (30) days of receipt of notice by Borrower from Lender;

                  (c) Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement required to be performed or observed by Borrower (other than Section 6.02, 6.03 or 6.04) and is not cured within thirty (30) days after receipt of notice by Borrower from Lender;

                  (d) Borrower shall fail to perform or observe the provisions of Section 6.02, 6.03 or 6.04 above;

                  (e) One or more judgments or orders for the payment of money shall be entered against Borrower or any of its subsidiaries involving in the aggregate a liability of $250,000 or more, and each such judgment or order shall continue without discharge or stay for a period of thirty (30) days;

                  (f) Borrower shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing;

                  (g) A case or other proceeding shall be commenced against Borrower or any of its subsidiaries in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for Borrower or any of its subsidiaries or for all or any substantial part of their respective assets, and such case or proceeding shall continue without dismissal or stay for a period of thirty (30) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered;

                  (h) A Change of Control shall occur, which has not been approved by at least two-thirds of the directors of Borrower;

                  (i) Borrower or any of its subsidiaries shall default in the performance or observance of any agreement or instrument relating to any Debt, or any other event shall occur or condition exist, and the effect of such default, event or condition is to cause or permit the holder of any such Debt to cause any such Debt to become due prior to its stated maturity;

                  (j) Lender shall terminate the Investment Agreement under
Section 7.0 thereof;

                  (k) the Borrower shall fail to perform or observe any term, covenant or agreement under the Security Agreement in any material respect; or

                  (l) the License Agreement between Wake Forest University and Borrower dated December 11, 1998 shall have been terminated.

         7.02 Effect of Default. If any Event of Default shall occur and be continuing, then Lender (i) may, by notice to Borrower, declare the Commitment and its obligation to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) may, by notice to Borrower, declare the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that if an Event of Default specified in
Section 7.01(f) and (g) shall occur, (A) the Commitment and the obligation of Lender to make Advances shall automatically be terminated and (B) the Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower.

         7.03 Other Events. In the event (i) of a Change of Control in which all or substantially all of the consideration to be received by Borrower or its shareholders consists of cash, (ii) Borrower sells, transfers or otherwise disposes of assets or rights representing or relating to a line of its business or a material portion of the Company Intellectual Property (provided that without limiting clause (i), this clause (ii) shall not apply to (A) a sale, transfer or disposal of all or substantially all of the assets of Borrower, (B) a disposition in which the shareholders of Borrower immediately before such disposition own at least 51% of the combined voting power or of the outstanding equity securities of the acquiring entity or (C) a bona fide commercial license for Company Intellectual Property in the ordinary course of Borrower's business on commercially reasonable terms) or (iii) Borrower is not using commercially reasonable efforts to develop and commercialize the Product, then Lender shall have all of the same rights that it would have in an Event of Default under
Section 7.02 and the Security Agreement.


                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.01 Amendments. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         8.02 Notices. All notices and other communications provided for hereunder shall be in writing, shall specifically refer to this Agreement, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be deemed to have been sufficiently given for all purposes if (i) mailed by first class certified or registered mail, postage prepaid, (ii) sent by express delivery service, (iii) personally delivered, or (iv) made by telecopy or facsimile transmission with confirmed receipt.

         If to Borrower:   Pilot Therapeutics, Inc.
                           101 North Chestnut Street
                           Albert Hall
                           Winston-Salem, NC 27101
                           Attn: Chief Executive Officer
                           Facsimile: 336-725-2221

         with a copy to:   Womble Carlyle Sandridge & Rice PLLC
                           200 West Second Street
                           Winston-Salem, NC 27101
                           Attn: Peter A. Zorn
                           Facsimile: 336-726-6906

         If to Lender:     PharmaBio Development Inc.
                           4709 Creekstone Drive
                           Riverbirch Bldg., Suite 200
                           Durham, NC 27703
                           Attn: Tom Perkins
                           Facsimile:(919) 998-2090

         with a copy to:   L. Stephen Garlow
                           General Counsel
                           Innovex, Inc.
                           10 Waterview Boulevard
                           Parsippany, NJ 07054
                           Facsimile:(973) 257-4581

         with a copy to:   Smith, Anderson, Blount, Dorsett, Mitchell &
                                Jernigan, L.L.P.
                           2500 First Union Capitol Center
                           Raleigh, NC 27601
                           Attn: Christopher B. Capel
                           Facsimile: (919) 821-6800

         8.03 No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder or under the Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         8.04 Right of Set-off. If an Event of Default shall have occurred and be continuing, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any payment obligation by Lender to Borrower under the Investment Agreement or Commercialization Agreement against any and all of the obligations of Borrower now or hereafter existing under this Agreement and the Note, whether or not Lender shall have made any demand under this Agreement or the Note and although such obligations may be unmatured. Lender agrees promptly to notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section 8.04 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Lender may have.

         8.05 Attorneys' Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expense of appeals.

         8.06 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, provided that neither Borrower nor Lender may assign or transfer any or all of its rights or obligations under the Loan Documents without the prior written consent of the other party not to be unreasonably withheld; provided however, that (i) Lender may at any time assign or transfer any or all of its rights or obligations under the Loan Documents to an Affiliate, (ii) Borrower may at any time assign or transfer any or all of its rights or obligations under the Loan Documents to an Affiliate; provided, however, that notwithstanding any such transfer or assignment Borrower hereby agrees to satisfy and fulfill all such obligations, the same as if it remained a party to the Loan Documents, and (iii) Borrower may assign or transfer any or all of its rights or obligations under the Loan Documents as part of (A) the sale of all or substantially all of its nutraceutical business to a bona fide third party so long as the Investment Agreement is also assigned to such party in connection therewith or (B) as part of a merger, consolidation, share exchange or similar transaction in which it is not the surviving or continuing entity, other than a cash transaction described in Section 7.03(i).

         8.07 Governing Law; Consent to Jurisdiction. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without reference to the conflicts or choice of law principals thereof. Borrower and Lender hereby irrevocably consents to the exclusive personal jurisdiction of any state or federal courts located in North Carolina, in any action, claim or other proceeding arising out of any dispute in connection with the Loan Documents, any rights or obligations hereunder or the performance of such rights and obligations. Lender and Borrower agree to waive their respective rights to a jury trial with respect to any action, claim, or other proceeding arising out of any dispute in connection with the Loan Documents, the Investment Agreement or the Commercialization Agreement, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations.

         8.08 Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         8.09 Entire Agreement. This Agreement, the other Loan Documents, the Investment Agreement and the Commercialization Agreement embody the entire agreement and understanding between the parties hereto and supersede all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Loan Documents (or the Investment Agreement or Commercialization Agreement) shall affect, or be used to interpret, change or restrict, the express terms and provisions of the Loan Documents.

         8.10 Further Action. Each party shall, without further consideration, take such further action and execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

         8.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.

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                                       22

         IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                            BORROWER:

                                            PILOT THERAPEUTICS, INC.

                                            By: /s/Floyd H. Chilton
                                                -------------------
                                            Name: Floyd H. Chilton
                                            Title: CEO


                                            LENDER:

                                            PHARMABIO DEVELOPMENT INC.

                                            By: /s/ Tom Perkins
                                               ----------------
                                            Name: Tom Perkins
                                            Title: VP & General Counsel

                                    EXHIBIT A
                                   DEFINITIONS

         "Affiliate" shall have the meaning given such term in Rule 12b-2 of the Exchange Act.

         "Acquiring Person" shall mean the surviving, continuing or acquiring entity in an Acquisition Transaction.

         "Acquisition Transaction" shall mean the occurrence of any of the following events: (i) Borrower shall merge or consolidate (or engage in any other share exchange, acquisition or business combination transaction) with or into another corporation or entity, (ii) the acquisition of all or substantially all of the Common Stock of Borrower, (iii) Borrower shall sell, convey, transfer, lease, license, assign or otherwise dispose of all or substantially all of its assets to any person or entity, or (iv) Borrower shall sell all or substantially all of its nutraceutical business as described in Section 8.06.

         "Agreement" or "Loan Agreement" shall mean this Loan Agreement between Lender and Borrower.

         "Business Day" shall mean any day other than a Saturday, Sunday or legal holiday on which banks in North Carolina are open for the conduct of their banking business.

         "Change of Control" shall mean the occurrence of any of the following events: (i) the acquisition, whether directly or indirectly, by any person or entity, including a "group" as defined in Section 13(d)(3) of the Exchange Act, of more than fifty-one percent (51%) of the Common Stock of Borrower; (ii) Borrower shall merge or consolidate (or engage in any other share exchange, acquisition or business combination transaction) with or into another corporation or other entity; (iii) Borrower shall sell, convey, transfer, lease, license, assign or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any person or entity, or permit any of its subsidiaries to do so; or (iv) at any time during any calendar year, fifty percent (50%) or more of the members of the full Board of Directors of Borrower shall have resigned or been removed or replaced; provided, that, (A) in the case of clauses
(i)-(iii), the persons who were the shareholders of Borrower immediately prior to the effective time of such transaction hold less than fifty-one percent (51%) of the combined voting power or of the outstanding equity securities of all of the surviving, continuing and acquiring entities in such transaction (as applicable) and (B) in the case of clause (iv), fewer than fifty percent (50%) of the members of the full Board of Directors of Borrower immediately prior to the transaction serve on the Boards of Directors (or analogous body of a noncorporate entity) of all of the surviving, continuing and acquiring entities (as applicable). The determination of "combined voting power" shall be based on the aggregate number of votes that are attributable to outstanding securities entitled to vote in the election of directors, general partners, managers or persons performing analogous functions to directors of the entity in question, without regard to contractual arrangements that establish a management structure or that vest the right to designate directors in certain parties.

         "Collateral" shall have the meaning given such term in the Security Agreement.

         "Covered Intellectual Property" shall have the meaning given such term in the Security Agreement.

         "Debt" shall mean (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

         "Intellectual Property" shall mean all: trade, business and product names; trademarks; service marks; copyrights; patents; discoveries; trade secrets; business and technical information; proprietary compilations of data or information; know-how; inventions; formulas and techniques; methods; regulatory filings; computer software; all intellectual property rights, registrations, licenses and applications pertaining to any of the foregoing; and all related documentation and goodwill.

         "Liens" shall mean any lien, security interest, mortgage, pledge, encumbrance, charge or claim.

         "Material adverse effect" or "material adverse change" on or of Borrower shall mean a material adverse effect or change on or of the properties, assets, operations, financial condition, results of operations or prospects of the Borrower and its subsidiaries.

         "Prime Rate" shall mean the rate which First Union National Bank (or its successor) announces from time to time as its prime lending rate, the Prime Rate to change when and as such prime lending rate changes.

         "Product" shall have the meaning given such term in the Investment Agreement; provided that for purposes of any representation or warranty made by Borrower with respect to the Product, such representation or warranty shall be deemed to be made as to the Product as it exists at the time of such representation or warranty.